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                                                                  EXHIBIT 5

      [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]

                                                            File No.:  50024.1

                                April 16, 1998


Datastream Systems, Inc.
50 Datastream Plaza
Greenville, South Carolina 29605

            Re:   Datastream Systems, Inc. Post-Effective Amendment
                  No. 1 to Registration Statement on Form S-8, No. 333-03579

Ladies and Gentlemen:

      We have served as counsel for Datastream Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-8, No. 333-03579 (the "Post-Effective Amendment"), of l00,000 shares (the "Shares") of the Company's authorized common stock, $.01 par value per share, under the Company's Amended and Restated Stock Option Plan for Directors (the "Plan").

      We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Shares subject to the Plan, as appropriate, as we have deemed necessary and advisable.

      Based upon the foregoing and having regard for such legal consideration as we deem relevant, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

      We do hereby consent to the filing of this Opinion as Exhibit 5 to the Post-Effective Amendment.

                                          Very truly yours.


                                          /s/ Hunton & Williams
                                          ----------------------------
                                          Hunton & Williams